Exhibit 3(a)

RESTATED CERTIFICATE OF INCORPORATION

OF
KATE SPADE & COMPANY

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

The undersigned, a duly authorized officer of Kate Spade & Company (the “Corporation”), a corporation organized and existing under the Laws of the State of Delaware, does hereby certify as follows:

A:The name of the Corporation is Kate Spade & Company, originally incorporated under the name “Liz Claiborne, Inc.”  The Corporation’s original Certificate of Incorporation was filed with the Secretary of the State of Delaware on April 2, 1981.

B:This restated Certificate of Incorporation (the “Restated Certificate of Incorporation”), which restates the Corporation’s current Restated Certificate of Incorporation, dated May 21, 2009, as amended by the Certificate of Amendment to the Restated Certificate of Incorporation, dated May 27, 2010, the Certificate of Ownership and Merger, dated as of and effective May 14, 2012, the Certificate of Ownership and Merger, dated as of and effective February 25, 2014, the Certificate of Amendment to the Restated Certificate of Incorporation, dated January 21, 2015, the Certificate of Amendment to the Restated Certificate of Incorporation, dated May 22, 2015, and the Certificate of Amendment to the Restated Certificate of Incorporation, dated May 19, 2016 (as so amended, the “Certificate of Incorporation”) in its entirety, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

C:The Certificate of Incorporation of the Corporation is hereby restated so as to read in its entirety as follows:

First:The name of the Corporation is Kate Spade & Company.

Second:The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

Third:The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporate Law of Delaware.

Fourth:The total number of shares of all classes of stock which the Corporation shall have authority to issue is Three Hundred Million (300,000,000) shares, consisting of:

(a)Fifty Million (50,000,000) shares of Preferred Stock, par value one Cent ($.01) per share (hereinafter referred to as “Preferred Stock”); and

(b)Two Hundred Fifty Million (250,000,000) shares of Common Stock, par value One Dollar ($1.00) per share (hereinafter referred to as “Common Stock”).

A.PREFERRED STOCK:

Shares of Preferred Stock may be issued from time to time in one or more series, as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated.  All shares of any one series of Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends, if any, thereon shall be cumulative, if made cumulative.  The voting powers and the preferences and relative, participating, optional and other special rights of each such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and, subject to the provisions of subparagraph 1 of Paragraph C of this Article FOURTH, the Board of Directors is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock, the voting powers and the designations, preferences and relative, optional and other special rights, and the qualifications, limitations and restrictions of such series, including, but without limiting the generality of the foregoing, the following:

(a)The distinctive designation of, and the number of shares of, Preferred Stock which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

(b)The rate and times at which, and the terms and conditions on which, dividends, if any, on Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes, or series of the same of other classes of stock and whether such dividends shall be cumulative or non-cumulative;

(c)The right, if any, of the holders of Preferred Stock of such series to convert the same into, or exchange the same for, shares of any other class or classes or of any series of the same of any other class or classes of stock of the Corporation and the terms and conditions of such conversion or exchange;

(d)Whether or not Preferred Stock of such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, Preferred Stock of such series may be redeemed;

(e)The rights, if any, of the holders of Preferred Stock of such series upon the voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the Corporation;

(f)The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such series; and

(g)The voting powers, if any, of the holders of such series of Preferred Stock which may, without limiting the generality of the foregoing, include (i) the right to more or less than one vote per share on any and all matters voted upon by the stockholders and (ii) the right, voting as a series by itself or together with other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the Corporation if there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and on such conditions as the Board of Directors may determine.

B.COMMON STOCK:

1.After the requirements with respect to preferential dividends on the Preferred Stock (fixed in accordance with the provisions of Paragraph A of this Article FOURTH), if any, shall have been met and after the Corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts (fixed in accordance with the provisions of Paragraph A of this Article FOURTH), and subject further to any other conditions which may be fixed in accordance with the provisions of Paragraph A of this Article FOURTH, then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

2.After distribution in full of the preferential amount (fixed in accordance with the provisions of Paragraph A of this Article FOURTH), if any, to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, or whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

3.Except as may otherwise be required by law or by the provisions of such resolution or resolutions as may be adopted by the Board of Directors pursuant to Paragraph A of this Article FOURTH, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by him on all matters voted upon by the stockholders.

C.OTHER PROVISIONS RELATED TO SHARES OF STOCK:

1.No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase of the authorized capital stock of the Corporation of any class or series, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of the Corporation of any class or series, or carrying any right to purchase stock of any class or series, but any such unissued stock, additional authorized issue of shares of any class or series of stock or securities convertible into or exchangeable for stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations, whether such holders or others, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

2.The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to authority granted in Paragraph A of this Article FOURTH and the consent, by class or series vote or otherwise, of the holders of such of the series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock whether or not the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided,  however, that the Board of Directors may provide in the resolution or resolutions as to any series of Preferred Stock adopted pursuant to Paragraph A of this Article FOURTH that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

3.Subject to the provisions of subparagraph 2 of this Paragraph C, shares of any series of Preferred Stock may be authorized or issued from time to time as the Board of Directors, in its sole discretion, shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors in its sole discretion.

4.Shares of Common Stock may be issued from time to time as the Board of Directors in its sole discretion shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors in its sole discretion.

5.Except as otherwise provided in Article FOURTEENTH of this Certificate of Incorporation, the authorized amount of shares of Common Stock and of Preferred Stock may, without a class or series vote, be increased or decreased from time to time by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote thereon.

D.FORM OF POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL AND OTHER RIGHTS OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK:

SECTION 1.Designation and Amount.

The designation of the series of Preferred Stock shall be “Series A Junior Participating Preferred Stock”  and the number of shares constituting such series shall be 1,500,000.

SECTION 2.Dividends and Distribution.

(A)Out of the surplus or net profits of the Corporation legally available for the payment of dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when and as such dividends may be declared by the Board of Directors, quarterly dividends payable in cash on the tenth days of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $1.00 per share, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock.  In the event the Corporation shall at any time after December 7, 1988 (the “Rights Declaration Date”) (i) pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares or (iv) issue any shares by reclassification of its shares of Common Stock, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock shall have been entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that shall have been outstanding immediately prior to such event.

(B)Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares shall be prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date on which shares of Series A Junior Participating Preferred Stock are first issued, or unless the date of issue shall be a Quarterly Dividend Payment Date or shall be a date after the record date for the next Quarterly Dividend Payment Date and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

(C)Dividends payable upon the shares of Series A Junior Participating Preferred Stock shall be cumulative (whether or not in any dividend period or periods there shall be surplus or net profits of the Corporation legally available for the payment of such dividends) so that, if on any Quarterly Dividend Payment Date dividends upon the outstanding shares of Series A Junior Participating Preferred Stock shall not have been paid, or declared and a sum sufficient for the payment thereof set apart for such payment, the amount of the deficiency shall be fully paid, but without interest, or dividends in such amount declared on the shares of Series A Junior Participating Preferred Stock and a sum sufficient for the payment thereof set apart for such payment, before any dividend shall be declared or paid upon or set apart for, or any other distribution shall be made in respect of, or any payment shall be made in respect of, or any payment shall be made on account of the purchase of, the Common Stock or any series of Preferred Stock subordinate to the Series A Junior Participating Preferred Stock.

SECTION 3.Distributions to Holders of Series A Junior Participating Preferred Stock and Common Stock.

Out of any surplus or net profits of the Corporation legally available for dividends remaining after full cumulative dividends upon any series of Preferred Stock ranking senior to Series A Junior Participating Preferred Stock shall have been paid for all past dividend periods, and after or concurrently with making payment of, or declaring and setting apart for payment, full dividends on any series of Preferred Stock ranking senior to the Series A Junior Participating Preferred Stock then outstanding to the most recent Quarterly Dividend Payment Date and after the Corporation shall have complied with the provisions in respect of any and all amounts then or theretofore required to be set aside in respect of any sinking fund or purchase fund with respect to any series of Preferred Stock ranking senior to Series A Junior Participating Preferred Stock then outstanding and entitled to the benefit of a sinking fund or purchase fund, and after the Corporation shall have made provision for compliance in respect of the current sinking fund or purchase fund period for any series of Preferred Stock ranking senior to Series A Junior Participating Preferred Stock, then and not otherwise the holders of Series A Junior Participating Preferred Stock shall be entitled to or may receive dividends and redemption payments as provided herein.  Out of any surplus or net profits of the Corporation legally available for dividends remaining after full cumulative dividends upon the shares of Series A Junior Participating Preferred Stock than outstanding shall have been paid through the preceding Quarterly Dividend Payment Date, and after the Corporation shall have complied with the provisions in respect of any and all amounts then or theretofore required (if any) to be set aside or applied in respect of any redemption payments in respect of shares of Series A Junior Participating Preferred Stock, then and not otherwise, the holders of Common Stock and of any series of Preferred Stock ranking subordinate to Series A Junior Participating Preferred Stock shall, subject to the rights of any other series of Preferred Stock then outstanding, to Paragraph (A) of Section 2 hereof and to the provisions of the Certificate of Incorporation, be entitled to receive such dividends as may from time to time be declared by the Board of Directors.

SECTION 4.Voting.

(A)Holders of shares of Series A Junior Participating Preferred Stock shall be entitled to 100 votes for each share of stock held.  In the event the Corporation shall at any time after the Rights Declaration Date (i) pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares or (iv) issue any shares by reclassification of its shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number of votes by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.  Except as provided in this Section 4 and except as may be required by applicable law, holders of shares of Series A Junior Participating Preferred Stock shall vote with the Common Stock on all matters required to be submitted to holders of Common Stock and shall not be entitled to vote as a separate class with respect to any matter.

(B)So long as any shares of Series A Junior Participating Preferred Stock shall be outstanding, the Corporation shall not, without the affirmative vote or written consent of the holders of a majority of the aggregate number of shares of Series A Junior Participating Preferred Stock at the time outstanding (or such greater percentage as may be required under applicable law), acting as a single class, alter or change the powers, preferences or rights given to the Series A Junior Participating Preferred Stock by the Certificate of Incorporation so as to affect such powers, preferences or rights adversely.

(C)If at the time of any annual meeting of stockholders of the Corporation for the election of directors a default in preference dividends, as the term “default in preference dividends”  is hereinafter defined with respect to the Series A Junior Participating Preferred Stock, shall exist, the holders of the Series A Junior Participating Preferred Stock, voting separately as a class with the holders of any other series of Preferred Stock so entitled to vote, shall have the right to elect two members of the Board of Directors; and the holders of the Common Stock shall not be entitled to vote in the election of the directors of the Corporation to be elected as provided in the foregoing clause.  Whenever a default in preference dividends shall commence to exist, the Corporation, upon the written request of the holders of 5% or more of the outstanding shares of Preferred Stock so entitled to vote, shall call a special meeting of the holders of the Preferred Stock so entitled to vote, such special meeting to be held within 120 days after the date on which such request shall be received by the Corporation, for the purpose of enabling such holders to elect members of the Board of Directors as provided in the immediately preceding sentence; provided,  however, that such special meeting need not be called if an annual meeting of stockholders of the Corporation for the election of directors shall be scheduled to be held within such 120 days; and provided further that in lieu of any such special meeting, the election of the directors to be elected thereat may be effected by the written consent of the holders of a majority of the outstanding shares that would be entitled to be voted upon at such special meeting.  Prior to any such special meeting or meetings, the number of directors of the Corporation shall be increased to the extent necessary to provide as additional places on the Board of Directors the directorships to be filled by the Directors to be elected thereat.  Any director elected as aforesaid by the holders of shares of Preferred Stock or of any series thereof shall cease to serve as such director whenever a default in preference dividends shall cease to exist.  If, prior to the end of the term of any director elected as aforesaid by the holders of shares of the Preferred Stock or of any series thereof, or elected by the holders of the Common Stock, a vacancy in the office of such director shall occur by reason of death, resignation, removal or disability, or for any other cause, such vacancy shall be filled for the unexpired term in the manner provided in the By-laws; provided,  however, that if such vacancy shall be filled by election by the stockholders at a meeting thereof, the right to fill such vacancy shall be vested in the holders of that class of stock or series thereof which elected the director the vacancy in the office of whom is so to be filled, unless, in any such case, no default in preference dividends shall exist at the time of such election.  For the purposes of this Paragraph (C), a “default in preference dividends”  with respect to the Series A Junior Participating Preferred Stock shall be deemed to have occurred whenever the amount of dividends in arrears upon the Series A Junior Participating Preferred Stock shall be equivalent to six full quarterly dividends or more, and, having so occurred, such default in preference dividends shall be deemed to exist thereafter until, but only until, all dividends in arrears on all shares of the Series A Junior Participating Preferred Stock then outstanding shall have been paid.  The term “dividends in arrears”  whenever used in this Paragraph (C) with reference to the Series A Junior Participating Preferred Stock shall be deemed to mean (whether or not in any dividend period in respect of which such term is used there shall have been surplus or net profits of the Corporation legally available for the payment of dividends) that amount which shall be equal to cumulative dividends at the rate for the Series A Junior Participating Preferred Stock for all past quarterly dividend periods less the amount of all dividends paid, or deemed paid, for all such periods upon such Series A Junior Participating Preferred Stock.  Nothing herein contained shall be deemed to prevent an increase in the number of directors of the Corporation pursuant to its By-laws as from time to time in effect so as to provide as additional places on the Board of Directors directorships to be filled by the directors so to be elected by the holders of the Series A Junior Participating Preferred Stock, or to prevent any other change in the number of the directors of the Corporation.

(D)Except as set forth herein or as otherwise required by law, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

SECTION 5.Reacquired Shares.

Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock and to be created by resolution or resolutions of the Board of Directors.

SECTION 6.Liquidation Rights.

(A)Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation (“Liquidation”), the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on the shares of any series of Preferred Stock subordinate to Series A Junior Participating Preferred Stock as to assets in the event of any Liquidation (“Junior Series”) or on the Common Stock, the amount of $100.00 per share, plus a sum equal to all dividends (whether or not earned or declared) on such shares accrued and unpaid thereon through the date of final distribution (the “Series A Liquidation Preference”).

(B)The shares of Series A Junior Participating Preferred Stock shall be subordinate to any other series of Preferred Stock unless the provisions of such other series provide otherwise, and shall be preferred over the Common Stock, as to assets in the event of any Liquidation.  In the event of any Liquidation, the holders of the shares of Series A Junior Participating Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders (after payment in full of all amounts payable in respect of any series of Preferred Stock ranking senior to Series A Junior Participating Preferred Stock), an amount determined as provided in Paragraph (A) of this Section 6 for every share of Series A Junior Participating Preferred Stock before any distribution of assets shall be made to the holders of any Junior Series or to the holders of the Common Stock.  If, in the event of any Liquidation, the holders of the Series A Junior Participating Preferred Stock shall have received all the amounts to which they shall be entitled in accordance with the terms of Paragraph (A) of this Section 6, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in Paragraph (C) of this Section 6 to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii) being referred to herein as the “Adjustment Number”).  Following the payment of the full amount of the Common Adjustment in respect of all outstanding shares of Common Stock, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed to the holders of Series A Junior Participating Preferred Stock and Common Stock in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.  If, upon any Liquidation, the amounts payable on or with respect to Series A Junior Participating Preferred Stock and any series of Preferred Stock ranking on a parity with Series A Junior Participating Preferred Stock are not paid in full, the holders of shares of such Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such Preferred Stock were paid in full.

(C)In the event the Corporation shall at any time after the Rights Declaration Date (i) pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares or (iv) issue any shares by reclassification of its shares of Common Stock, than in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

(D)Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a Liquidation for the purposes of this Section 6.

SECTION 7.Consolidation Merger, etc.

In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock shall be exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the Corporation shall at any time after the Rights Declaration Date (i) pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares or (iv) issue any shares by reclassification of its shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common

Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

SECTION 8.Optional Redemption.

(A)The Corporation shall have the option to redeem the whole or any part of the Series A Junior Participating Preferred Stock at any time at a redemption price equal to, subject to the provision for adjustment hereinafter set forth, 100 times the “current per share market price”  of the Common Stock on the date of the mailing of the notice of redemption, together with unpaid accumulated dividends to the date of such redemption.  In the event the Corporation shall at any time after the Rights Declaration Date (i) pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares or (iv) issue any shares by reclassification of its shares of Common Stock, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock shall be otherwise entitled immediately prior to such event under the immediately preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.  The “current per share market price”  on any date shall be deemed to be the average of the closing prices per share of such Common Stock for the 10 consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date.  The closing price for each day shall be the last sale price, regular way, or, in case no such sale shall take place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which the Common Stock shall be listed or admitted to trading or, if the Common Stock shall not be listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc.  Automated Quotation System (“NASDAQ”) or such other system then in use or, if on any such date the Common Stock shall not be quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Corporation or, if on such date no such market maker shall be making a market in the Common Stock, the fair value of the Common Stock on such date as determined in good faith by the Board of Directors of the Corporation.  The term “Trading Day”  shall mean a day on which the principal national securities exchange on which the Common Stock shall be listed or admitted to trading shall be open for the transaction of business or, if the Common Stock shall not be listed or admitted to trading on any national securities exchange, any day on which trading takes place in the over-the-counter market and prices reflecting such trading are reported by NASDAQ or such other system then in use or, if the shares of Common Stock are not quoted by any such organization, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the State of New York shall not be authorized or obligated by law or executive order to close.

(B)Notice of any such redemption shall be given by mailing to the holders of the Series A Junior Participating Preferred Stock a notice of such redemption, first class postage prepaid, not later than the thirtieth day and not earlier than the sixtieth day before the date fixed for redemption, at their last address as the same shall appear upon the books of Corporation.  Any notice which shall be mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the stockholder shall have received such notice, and failure duly to give such notice by mail, or any defect in such notice, to any holder of Series A Junior Participating Preferred Stock shall not affect the validity of the proceedings for the redemption of such Series A Junior Participating Preferred Stock.

(C)If less than all the outstanding shares of the Series A Junior Participating Preferred Stock are to be redeemed by the Corporation, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined by lot or pro rata or in such fair and equitable other manner as may be prescribed by resolution of the Board of Directors.

(D)The notice of redemption to each holder of Series A Junior Participating Preferred Stock shall specify (a) the number of shares of Series A Junior Participating Preferred Stock of such holder to be redeemed, (b) the date fixed for redemption, (c) the redemption price and (d) the place of payment of the redemption price.

(E)If any such notice of redemption shall have been duly given or if the Corporation shall have given to the bank or trust company hereinafter referred to irrevocable written authorization promptly to give or complete such notice, and if on or before the redemption date specified therein the funds necessary for such redemption shall have been deposited by the Corporation with the bank or trust company designated in such notice, doing business in the United States of America and having a capital, surplus and undivided profits aggregating at least $100,000,000 according to its last published statement of condition, in trust for the benefit of the holders of Series A Junior Participating Preferred Stock called for redemption, then, notwithstanding that any certificate for such shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit all such shares called for redemption shall no longer be deemed outstanding, all rights with respect to such shares shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith cease and terminate, except the right of the holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited, without interest.  In case less than all the shares represented by any surrendered certificate shall be redeemed, a new certificate shall be issued representing the unredeemed shares.  Any interest accrued on such funds so deposited shall be paid to the Corporation from time to time.  Any funds so deposited and unclaimed at the end of six years from such redemption date shall be repaid to the Corporation, after which the holders of shares of Series A Junior Participating Preferred Stock called for redemption shall look only to the Corporation for payment thereof; provided,  however, that any funds so deposited which shall not be required for redemption because of the exercise of any privilege of conversion or exchange subsequent to the date of deposit shall be repaid to the Corporation forthwith.

SECTION 9.Ranking.

The Series A Junior Participating Preferred Stock shall rank junior to all other series of Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

SECTION 10.Fractional Shares.

Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

Fifth:

1.Subject to the provisions of Article ELEVENTH of this Certificate of Incorporation, the property, business and affairs of the Corporation shall be managed and controlled exclusively by the Board of Directors, who shall have the exclusive right to designate the members of any committees of the Board of Directors and to take any and all other action on behalf of the Corporation, except to the extent otherwise provided by law.  The number of directors of the Corporation (exclusive of directors to be elected by the holders of any one or more series of Preferred Stock voting separately as a class or classes) shall not be less than three nor more than fifteen, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the whole Board.  The By-laws of the Corporation may not prescribe any qualifications for directors unless such qualifications are also prescribed in this Certificate of Incorporation.  As used in this Certificate of Incorporation and the By-laws of the Corporation, the term “whole Board” means the total number of directors which the Corporation would have if there were no vacancies.  The election of directors need not be by ballot.

2.The Board of Directors shall have the exclusive right to elect the officers of the Corporation, which shall include a President, one or more Vice Presidents, a Secretary, a Treasurer and such other or additional officers as the Board of Directors in its sole discretion may designate.  Each officer shall hold his office until his successor is elected and qualified or until his earlier resignation or removal.  Any officer may be removed from office, either with or without cause, at any time only by the affirmative vote of a majority of the whole Board.  A vacancy in any office arising from any cause may be filled for the unexpired portion of the term only by the Board of Directors.  Each of the officers of the Corporation shall have such powers and duties as generally pertain to his or her respective office as well as such powers and duties as from time to time may be conferred upon him or her by the Board of Directors, except that such powers and duties may from time to time be expanded, restricted or limited only by the Board of Directors.

3.Except as may otherwise be determined by the Board of Directors, only the President, or any other officer of the Corporation authorized by the Board of Directors, shall have the power and authority on behalf of the Corporation to attend and to vote at any meeting of stockholders of any other corporation in which the Corporation may hold securities, exercise on behalf of the Corporation any and all of the rights and powers incident to the ownership of such securities at any such meeting and have power and authority to execute and deliver proxies, waivers and consents on behalf of the Corporation in connection with the exercise by the Corporation of the rights and powers incident to the ownership of such securities.

4.The Board of Directors shall be elected annually at each annual meeting of stockholders to hold office for a term expiring at the next succeeding annual meeting of stockholders; provided, however, that any director in office at the annual meeting of stockholders in 2010 whose term of office expires at the annual meeting of stockholders in 2011 shall continue to hold office until the end of the term for which such director was elected and that any director in office at the annual meeting of stockholders in 2010 whose term of office expires at the annual meeting of stockholders in 2012 shall continue to hold office until the annual meeting of stockholders in 2011, at which time the term of office of such director shall expire notwithstanding the election of such director to an original term expiring at the annual meeting of stockholders in 2012; and provided, further, that each director elected at the annual meeting of stockholders in 2010 shall hold office for a term expiring at the next succeeding annual meeting of stockholders notwithstanding that this Certificate of Amendment to the Certificate of Incorporation may be filed with the Secretary of State of the State of Delaware after the annual meeting of stockholders in 2010 at which such director was elected and this Certificate of Amendment to the Certificate of Incorporation was adopted by the stockholders. Each director shall hold office until his successor is elected and qualified or until his earlier resignation or removal. Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next succeeding annual meeting of stockholders and until their successors shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.

Sixth:

1.Nominations for the election of directors may be made (i) by the Board of Directors in compliance with this Article SIXTH, (ii) by any stockholder entitled to vote for the election of directors in compliance with the stockholder nomination procedures set forth in this Article SIXTH and Section 12 of Article II of the by-laws of the Corporation (as amended from time to time) or (iii) in the case of an annual meeting of stockholders, by any stockholder in compliance with the proxy access procedures set forth in Section 13 of Article II of the by-laws of the Corporation (as amended from time to time). Notice of nominations which are proposed by the Board of Directors under clause (i) of the first sentence of this Section 1 of Article SIXTH shall be given by the chief executive officer of the Corporation on behalf of the Board of Directors.

2.Each notice under subparagraph 1 of this Article SIXTH shall set forth (a) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (b) the principal occupation or employment of each such nominee and (c) the number of shares of stock of the Corporation which are beneficially owned by each such nominee.

3.The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and, if he should so determine, shall so declare to the meeting, in which event the defective nomination shall be disregarded.

Seventh:Notwithstanding any other provisions of this certificate or in the By-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the By-laws of the Corporation), any director or the whole Board may be removed at any time with or without cause, but only by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Article SEVENTH shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

Eighth:

1.Special meetings of the stockholders may be called only by (i) the Board of Directors or (ii) the Secretary of the Corporation, in the case of clause (ii) at the written request of stockholders that own of record not less twenty-five percent (25%) of the capital stock of the Corporation entitled to vote generally in the election of directors and which request complies with the procedures for calling a special meeting of stockholders as may be set forth in the By-Laws of the Corporation, as it may be amended from time to time.

2.Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting by the written consent of the stockholders of the Corporation, but only if such action is taken in accordance with the provisions of this Article Eighth and the Corporation’s By-Laws.

3.The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Article Eighth. Any person other than the Corporation seeking to have the stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the Secretary of the Corporation and delivered to the Corporation’s principal executive offices and signed by holders of record of at least thirty-five percent (35%) of the voting power of the outstanding capital stock of the Corporation entitled to express consent on the relevant action, request that a record date be fixed for such purpose. The written notice must contain the information required by the Corporation’s By-Laws. Following receipt of the notice, the Board of Directors shall promptly, but in all events within ten (10) business days after the date the notice is received, determine the validity of the request and whether the request relates to an action that may be taken by written consent pursuant to paragraph 4 of this Article Eighth and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted.

4.The Board of Directors shall not be obligated to set a record date for an action by written consent if (i) the record date request does not comply with this Article Eighth or the Corporation’s By-Laws, (ii) such action is not a proper subject for stockholder action under applicable law, (iii) the request for a record date for such action is received by the Corporation during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (iv) an annual or special meeting of stockholders that included an identical or substantially similar item of business to such action, as determined in good faith by the Board of Directors (“Similar Business”) was held not more than one hundred twenty (120) days before such request for a record date was received by the Secretary, (v) Similar Business is already included in the Corporation’s notice as an item of business to be brought before a meeting of the stockholders that has been called but not yet held, or (vi) such record date request or any solicitation of consents to such action was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934 (the “Exchange Act”) or other applicable law. For purposes of this paragraph 4, the election of directors shall be deemed to be Similar Business with respect to all actions involving the election or removal of directors, changing the size of the Board of Directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors.

5.Stockholders may take action by written consent only if consents are solicited from all holders of capital stock of this Corporation entitled to vote on the matter pursuant to a consent solicitation conducted pursuant to and in accordance with Regulation 14A of the Exchange Act, without reliance upon the exemption contained in Rule 14a-2(b)(2) of the Exchange Act.

6.No written consent purporting to take or authorize the taking of corporate action may be delivered to the Corporation or its registered office in the State of Delaware until 50 days after the record date. Such consents must be delivered to the Corporation by delivery to its registered office in the State of Delaware or its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested.

Ninth:The Board of Directors, by the affirmative vote of a majority of the whole Board, shall have the power to adopt, amend, alter, change or repeal one or more provisions of the By-laws of the Corporation, subject to the power of the stockholders as set forth in Article FOURTEENTH hereof to adopt, amend, alter, change or repeal one or more provisions of the By-laws made, amended, altered, changed or repealed by the Board of Directors.

Tenth:The Corporation shall, to the fullest extent to which it is empowered to do so by the General Corporation Law of Delaware or any other applicable laws as may from time to time be in effect, indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’  fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.  Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent who may be entitled to such indemnification, to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation.  The Corporation’s obligation to indemnify and to prepay expenses under this Article TENTH shall arise, and all rights granted to directors, officers, employees or agents hereunder shall vest, at the time of the occurrence of the transaction or event to which such action, suit or proceeding relates, or at the time that the action or conduct to which such action, suit or proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when such action, suit or proceeding is first threatened, commenced or completed.  Notwithstanding any other provision of the Certificate of Incorporation or the By-laws of the Corporation, no action taken by the Corporation, either by amendment of this Certificate of Incorporation, the By-laws of the Corporation or otherwise, shall diminish or adversely affect any rights to indemnification or prepayment of expenses granted under this Article TENTH which shall have become vested as aforesaid prior to the date that such amendment or other corporate action is taken.

Eleventh:The Board of Directors may, from among its own members, in its discretion and by the affirmative vote of a majority of the whole Board, designate an Executive Committee, such committee to consist of three or more members of whom one member may be designated as Chairman of the Executive Committee, and one or more other committees, each such other committee to consist of one or more members.  Subject to the limitations set forth below in this Article ELEVENTH, the Executive Committee shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the corporate seal to be affixed to all papers which may require it.  Other committees designated by the Board of Directors shall have such powers and authority as shall be specified in the resolution or resolutions whereby such committees are designated.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  No committee shall have or exercise the powers and authority of the Board of Directors with respect to amending this Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, amending any one or more provisions of the By-laws of the Corporation, declaring dividends, designating committees, filling vacancies among committee members or removing officers of the Corporation, or, unless the resolution of the Board of Directors expressly so provides, authorizing the issuance of stock.  A majority of the members of a committee may determine its action and fix the time and place of its meetings, unless the Board of Directors shall otherwise provide.  Each action taken by any committee shall be reported in writing to the Board of Directors.  Special meetings of any committee may be called by the President, Secretary or any Vice President of the Corporation upon the same notice, which need be given only to members of the committee, as is provided with regard to special meetings of the Board of Directors.  The Board of Directors shall have the power at any time to fill vacancies in, to change the membership of or to discharge, any committee.

Twelfth:

1.The Board of Directors shall hold its regular and special meetings at such times and places either within or without the State of Delaware, and on such notice, if any, as the Board of Directors may from time to time determine.  Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or any such committee by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other.  Participation in any meeting by such means shall constitute presence in person at such meeting.  Any required notice of the place of the meeting at which participation is by means of conference telephone or similar communications equipment shall be sufficient if such notice designates as the place of the meeting the place at which one or more of the participants in the meeting is located at the time the meeting is held.

2.Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if a written consent thereto is signed by all members of the Board of Directors or of the committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or the committee.

Thirteenth:A majority of the directors then in office (but in no event less than one-third of the whole Board) shall constitute a quorum for the transaction of business, but less than a quorum may adjourn any meeting of the Board of Directors to another time or place from time to time until a quorum shall be present, whereupon the meeting may be held, as adjourned, without further notice.  Except as otherwise required by law or this Certificate of Incorporation, all matters coming before any meeting of the Board of Directors shall be decided by the vote of a majority of the directors present at the meeting, a quorum being present.

Fourteenth:Notwithstanding any other provisions of this Certificate of Incorporation or the y-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required (a) to adopt, amend, alter, change or repeal any one or more provisions of the By-laws of the Corporation or (b) to amend, alter, change or repeal, or adopt any provision inconsistent with any one or more provisions contained in Articles FOURTH, FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, TENTH, ELEVENTH, TWELFTH, THIRTEENTH or this Article FOURTEENTH of this Certificate of Incorporation; provided,  however, that the total number of shares of all classes of capital stock which the Corporation shall have authority to issue, and the portion thereof consisting of Common Stock, as provided in Article FOURTH of this Certificate of Incorporation, may be increased by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote thereon.

Fifteenth:No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of Title B of the Delaware Code (relating to the General Corporation Law of Delaware), as the same exists or hereafter may be amended, or (d) for any transaction from which the director derived an improper personal benefit.  If the General Corporation Law of Delaware is amended after approval by the stockholders of this Article FIFTEENTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.  No amendment to or repeal of this Article FIFTEENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned have signed this Restated Certificate of Incorporation this 21st day of July, 2016.

/s/ Timothy Michno
Timothy Michno
Senior Vice President —
General Counsel and Secretary